EXHIBIT 8

                             TROUTMAN SANDERS LLP
                               ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3900
                 INTERNET:  Thomas. Powell@troutmansanders.com

Thomas O. Powell                                                   404-885-3294

                                [Closing Date]



Bank Corporation of Georgia
4951 Forsyth Road
Macon, Georgia 31203-4099

Century South Banks, Inc.
60 Main Street West
Dahlonega, Georgia 30533

     Re: Proposed Merger Involving Bank Corporation of Georgia and Century South Banks, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Century South Banks, Inc. ("CSBI"), in connection with the proposed merger of Bank Corporation of Georgia ("BCG") with and into Century South Banks, Inc. (the "Merger") First South Bank, National Association and Ameribank, National Association (collectively, "BCG Banks"), will become wholly-owned subsidiaries of CSBI. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between CSBI and BCG dated as of March 31, 1997 and amended July 11, 1997 and October __, 1997 (the "Agreement").

     In our capacity as counsel to CSBI, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement and, unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;

     (2) the Registration Statement and Joint Proxy Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

     (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. With your permission, we have also assumed certain other factual matters set forth more fully below.

     You have advised us that the proposed Merger will (i) build market share through a market concentration in middle and south Georgia, which are regions of strategic importance to CSBI, and (ii) will strengthen a franchise that will make a long-term contribution to earnings per share as a result of economies of scale and earnings power that follow a larger market share. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) BCG will merge with and into CSBI pursuant to the laws of the State of Georgia. CSBI will acquire all the assets and assume all the liabilities of BCG. BCG's separate corporate existence will cease to exist and CSBI will be the surviving corporation. Thereafter, CSBI will continue to operate the businesses of BCG conducted prior to the Merger.

     (2) Each share of BCG's Common Stock issued and outstanding immediately prior to the effective time of the Merger ("Effective Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive
1.35 shares of CSBI Common Stock. At the Effective Time, any and all shares of BCG Common Stock held by CSBI, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired, and no consideration shall be paid in exchange therefor.

     (3) No fractional shares of CSBI Common Stock will be issued as a result of the proposed Merger. In lieu of the issuance of fractional shares, each holder of shares of BCG Common Stock who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock (after taking into account all certificates delivered by such holder) shall receive cash (without interest) in an amount equal to the value of such fractional part of a share of CSBI Common Stock multiplied by 1.35 at the Effective Time. No such holder shall be entitled to dividends, voting rights, or any other shareholder right in respect of any fractional share.

     (4) As a result of the Merger, BCG's separate corporate existence will cease. CSBI will be the surviving corporation, and, thereafter, CSBI will continue to operate the businesses of BCG as conducted prior to the Merger.

     With your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time:

     (1) The fair market value of CSBI Common Stock received by the shareholders of BCG will be, in each instance, approximately equal to the fair market value of the BCG Common Stock surrendered in exchange therefor.

     (2) There is no plan or intention on the part of the shareholders of BCG who own 5% or more of the BCG stock, and to the best of the knowledge of the management of BCG, there is no plan or intention on the part of the remaining shareholders of BCG, to sell, exchange or otherwise dispose of a number of shares of CSBI Common Stock to be received in the Merger that would reduce their holdings in CSBI Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than 50% of the total value of all of the stock of BCG outstanding immediately prior to the Merger. For purposes of this representation, shares of BCG stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of CSBI stock, will be treated as outstanding BCG stock immediately prior to the Effective Time. Moreover, shares of stock of BCG and shares of CSBI stock held by BCG shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

     (3) CSBI has no plan or intention to reacquire any of its stock issued in the Merger.

     (4) CSBI has no plan or intention to sell or otherwise dispose of any of the assets of BCG acquired in the transaction, except as described above with respect to the Merger, dispositions made in the ordinary course of business, or transfers to a corporation controlled by CSBI. For purposes of other foregoing, CSBI is considered to control a corporation in which it holds at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of other total number of all other classes of stock.

     (5) The liabilities of BCG assumed by CSBI and the liabilities to which the transferred assets of BCG are subject were incurred by BCG in the ordinary course of business.

     (6) Following the transaction, CSBI will cause to be continued the historic business of BCG or use a significant portion of BCG's historic business assets in a business.

     (7) CSBI, BCG and the shareholders BCG will pay their respective expenses, if any, incurred in connection with the Merger, except that CSBI and BCG shall each pay one-half of the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement.

     (8) There is no intercorporate indebtedness existing between CSBI and BCG or between BCG and CSBI that was issued, acquired, or will be settled at a discount.

     (9) For each of CSBI and BCG, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

     (10) Neither BCG nor either of the BCG Banks is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

     (11) The fair market value of the assets of BCG transferred to CSBI in the Merger will equal or exceed the sum of the liabilities assumed by CSBI plus the amount of liabilities, if any, to which the transferred assets are subject.

     (12) The payment of cash in lieu of fractional shares of CSBI stock is solely for the purpose of avoiding the expense and inconvenience to CSBI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the BCG shareholders in lieu of issuing fractional shares of CSBI stock will not exceed 1% of the total consideration that will be issued in the Merger to the BCG shareholders in exchange for their shares of BCG stock. The fractional share interests of each BCG shareholder will be aggregated, and no BCG shareholder will receive cash in an amount equal to or greater than the value of one full share of CSBI stock.

     (13) None of the compensation received by any shareholder-employees of BCG will be separate consideration for, or allocable to, any of their shares of BCG stock; none of the shares of CSBI stock received by any shareholder-employees of BCG will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of BCG will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (14) BCG has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the Merger and has not reacquired or redeemed any of its stock within the last three years.

     (15) CSBI will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by BCG immediately prior to the Merger. For purposes of this representation, BCG's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BCG immediately preceding the transfer will be included as assets of BCG immediately prior to the Merger.

     (16) The Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of CSBI and BCG with respect to the Merger contemplated thereby.

     (17) At all times during the five-year period ending on the effective date of the Merger, the fair market value of BCG's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence,
(x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) BCG is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which BCG is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which BCG is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50% of the fair market value of the stock of which is owned by BCG in the case of a first-tier subsidiary of BCG or by a controlled corporation, in the case of a lower-tier subsidiary.

     (18) BCG has not filed, and does not hold assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.

     (19) BCG is not a party to, and does not hold assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

     (1) Provided the Merger of BCG with and into CSBI qualifies as a statutory merger under Georgia law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. CSBI and BCG will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) BCG will recognize no gain or loss upon the transfer of its assets and liabilities to CSBI in the Merger. Code Section 361(a) and 357(a).

     (3) BCG will recognize no gain or loss upon the transfer of its Common Stock to CSBI in exchange solely for CSBI Common Stock. Code sections 61(a) and 357(a).

     (4) No gain or loss will be recognized by CSBI on receipt of BCG's Common Stock in exchange for CSBI Common Stock. Code section 1032(a).

     (5) The basis of BCG's assets in the hands of CSBI will, in each case, be the same as the basis of those assets in the hands of BCG immediately prior to the Merger. Code section 362(b).

     (6) The holding period of the assets of BCG in the hands of CSBI will, in each case, include the period during which such assets were held by BCG. Code section 1223(2).

     (7) The shareholders of BCG will recognize no gain or loss for federal income tax purposes upon the exchange of their CSBI Common Stock solely for shares of CSBI Common Stock. Code section 354(a)(1).

     (8) The basis of the CSBI Common Stock received by the BCG shareholders in the proposed Merger will, in each instance, be the same as the basis of the BCG Common Stock surrendered in exchange therefor. Code section 358(a)(l).

     (9) The holding period of the CSBI Common Stock received by the BCG shareholders will, in each instance, include the period during which BCG shares surrendered in exchange therefor were held, provided that the BCG shares are held as a capital asset on the date of the exchange. Code section 1223(1).

     (10) The payment of cash to BCG shareholders in lieu of fractional share interests of CSBI Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by CSBI. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any or of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the federal tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger including, but not limited to, tax consequences of a required change in accounting method, if any, the termination of a bad debt reserve, if any, or the termination of the consolidated group of BCG and the BCG Banks.

     This opinion is being provided solely for the use of CSBI, BCG and the shareholders of BCG. No other person or party shall be entitled to rely on this opinion. We hereby consent to the use of this opinion in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement.

                                    Sincerely,



                                    Thomas O. Powell